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                                                                    EXHIBIT 12.1



              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                                     PREDECESSOR                FISCAL            FISCAL           FISCAL
                                             -------------------------           YEAR              YEAR             YEAR
                                               YEAR ENDED DECEMBER 31,           ENDED             ENDED            ENDED
                                             -------------------------       DECEMBER 29,       JANUARY 3,       JANUARY 2,
                                                1995           1996               1997             1999              2000
                                             -----------      -------       --------------      ----------------------------

Earnings before income taxes and
  fixed charges:
  Income from continuing operations
      before income taxes                    $    10,240      $ 6,620       $       (2,748)     $     5,839         $ 17,189

  Add interest on indebtedness, net                1,470        1,310               12,400           16,906           21,141
  Add amortization of debt expense                     -            -                    -              510              695
  Add estimated interest factor
     for rentals                                   2,733        1,800                5,867            7,442            8,598
                                             -----------      -------       --------------      -----------         --------

Earnings before income taxes and
  fixed charges                              $    14,443      $ 9,730       $       15,519      $    30,697           47,623
                                             ===========      =======       ==============      ===========         ========


Fixed charges:
  Interest on indebtedness                   $     1,470      $ 1,310       $       12,400      $    16,906         $ 21,141
  Amortization of debt expense                         -            -                                   510              695
  Estimated interest factor for rentals            2,733        1,800                5,867            7,442            8,598
                                             -----------      -------       --------------      -----------         --------
                                             $     4,203      $ 3,110       $       18,267      $    24,858         $ 30,434
                                             ===========      =======       ==============      ===========         ========

Ratio of earnings to fixed charges                   3.4          3.1             (a)                   1.2              1.6

(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, l997